EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of February 15, 2022 (the “Effective Date”), by and between Zivo Bioscience, Inc., a Nevada corporation (the “Company”), and John Payne (“Employee”).

Recitals:

A. The Company desires to employ Employee as its Chief Executive Officer and President and desires to enter into an agreement with Employee setting forth the terms of that relationship and Employee desires to accept such employment with the Company on the terms and conditions set forth below.

B. Employee is in possession of and may come into possession of, or have access to, Confidential Information (defined below) with respect to the Business (defined below).

Agreements:

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. At-Will Employment. Employee will be employed by the Company on an at-will basis. Either Employee or the Company may end the employment relationship at any time, with or without cause. The period during which Employee is employed by the Company pursuant to this Agreement is referred to as the “Employment Term.”

2. Employment. Throughout the Employment Term, Employee shall serve as Chief Executive Officer and President of the Company and shall diligently perform all such services, acts and things as are customarily done and performed by individuals holding such offices of companies in similar businesses and in similar size to the Company, together with such other duties as may reasonably be requested from time to time by the Board of Directors of the Company (the “Board”). Employee shall periodically and regularly report to the Board. As of the date hereof, Employee is employed through Sequoia Trusted Advisors, Inc., a professional employer organization (“Sequoia”). The Company acknowledges and agrees that it is responsible for making the payments due the Employee pursuant to the terms of this Agreement whether through Sequoia (or a successor professional employer organization) or directly by the Company if it no longer employs the Employee through Sequoia (or a successor professional employer organization). For the avoidance of doubt, all references to employment by the Company shall apply to any employment through Sequoia (or a successor professional employer organization).

3. Base Salary. The Company agrees to pay Employee a base salary at an annual rate of $400,000.00 (“Base Salary”), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly, and subject to all applicable deductions and withholdings. Employee’s Base Salary shall be subject to annual review by the Board (or a committee thereof), and may be increased, but not decreased without Employee’s consent, from its then-current level from time to time by the Board. The Base Salary as determined herein and adjusted from time to time shall constitute the “Base Salary” for purposes of this Agreement.

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4. Annual Bonus. Employee shall be eligible to participate in an annual bonus plan and receive an annual cash payment (the “Annual Bonus”), subject to all applicable deductions and withholdings, at a target bonus level of no less than 50% of Base Salary with the opportunity to receive a maximum Annual Bonus of 125% of Base Salary in accordance with the terms and conditions of the bonus plan established by the Board from time to time. Such bonus plan and bonus payments thereunder will be based on the achievement of certain specified performance criteria, which may include net revenue growth, net income growth and net working capital improvement (as a percentage of net revenue). Employee acknowledges that (i) the performance criteria will be determined by the Board, in consultation with Employee, and (ii) the actual bonus amount will be solely determined by the Board based upon performance against such criteria. A sample form of Annual Bonus grid is attached, solely for purposes of illustration. The Annual Bonus, if any, shall be paid to Employee during the following calendar year when annual bonuses for the prior calendar year are paid to other senior executives of the Company generally; provided that to be eligible for any such Annual Bonus, the Employee must be actively employed by and in good standing with the Company at the time of payment.

5. Long-Term Incentive Compensation. With respect to each calendar year during the Employment Term and subject in each case to Employee’s continued employment and good standing through the date of grant, at or about the time that the Company makes annual grants generally to its senior officers, the Company shall award Employee that number of Restricted Stock Awards or RSU Units (as defined under the Zivo Bioscience, Inc. 2021 Equity Incentive Plan (the “EI Plan”)) equal to the greatest whole number determined by dividing (i) $400,000.00 by (ii) the Fair Market Value (as defined under the EI Plan) of a share of common stock of the Company on the date of the grant, determined in accordance with, and subject to the terms and conditions of, the EI Plan and the applicable award agreement.

6. Termination. The Employment Term and Employee’s employment may be terminated by either the Company or Employee at any time and for any reason will automatically terminate upon Employee’s death. Upon termination of Employee’s employment for any reason, Employee shall be entitled to receive the following: (a) any accrued but unpaid Base Salary through the date of termination; (b) reimbursement for unreimbursed expenses properly incurred by Employee prior to the date of termination; and (c) such employee benefits, if any, to which Employee may be entitled under the Company’s employee benefit plans as of the date of termination. Employee shall not be entitled to any other salary, bonus, compensation or benefits, after the end of the Employment Term, except as specifically provided for in the Company’s employee benefit plans or as expressly required by applicable law.

7. Non-Solicitation. The Company and Employee acknowledge and agree that for Employee to solicit the customers, employees and other business relations of the Company during the Employment Term and for a limited time after the end of the Employment Term would be contrary to the purposes for which the parties entered into this Agreement. In order to induce the Company to enter into this Agreement, Employee covenants, warrants and agrees, for the benefit of the Company, and its respective current and future Subsidiaries, successors and assigns (collectively, the “Protected Parties” and each a “Protected Party”), that, during the Covenant Period (as defined below), Employee, for Employee’s self or for any other Person, either as a principal, agent, employee, contractor, director, officer or in any other capacity, shall not, without first obtaining the express written consent of the Company (except in Employee’s capacity as an employee of the Company), either directly or indirectly:

(a) (x) Solicit, entice or induce any customer to (i) become a customer of any other Person with respect to the Business; (ii) refrain from or cease doing business with the Protected Parties with respect to the Business; or (iii) reduce its business with the Protected Parties with respect to the Business, and (y) Employee will not approach any such Person for such purpose described in clauses (i), (ii) or (iii) or authorize or knowingly approve, encourage or assist the taking of such actions by any other Person;

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(b) Solicit, recruit or hire any part-time or full-time employee, representative or consultant of any Protected Party to (1) leave the employment of or terminate his, her or its contractual relationship with such Protected Party; or (2) enter into an employment or a contractual relationship with any third party, including Employee or any Person in which Employee has any interest whatsoever, and Employee shall not engage in any activity that would cause any employee, representative or consultant to violate any agreement with any Protected Party; provided that the foregoing covenant shall not apply to any Person after twelve (12) months have elapsed after the date on which such person’s employment by a Protected Party has terminated, and provided further that nothing contained herein shall prevent Employee from employing or engaging any Person who, without any encouragement by Employee or his representatives, (x) responds to a general media advertisement or non-directed search inquiry (including the use of employment agencies provided no direction was given to target a Protected Party’s employees or third party contractors), or (x) makes an unsolicited contact for employment or engagement as a third party contractor.

(c) For purposes of this Agreement, the following terms shall have mean:

(i) “Affiliate” means, as to any specified Person, any other Person controlling or controlled by or under common control with such specified Person;

(ii) “Business” means the business of selling or licensing the specific intellectual property, products and processes developed and owned by the Company during the Employment Term in any market or application specifically as they relate to cholesterol regulation and non-steroidal anti-inflammatory agents unique to the Company and protected by patents or patents in application held by the Company. “Business” includes, but is not limited to, (i) those products being marketed by the Protected Parties with respect to the Business at the time of Employee’s termination; (ii) those products, product candidates or compounds in clinical development or a clinical research program by the Company at the time of Employee’s termination; or (iii) those products, product candidates or compounds that Employee was aware were under pre-clinical development with respect to the Business by Protected Parties and expected to be in clinical development or in a clinical research program within six (6) months of Employee’s termination.

(iii) “Covenant Period” means during the Employment Term and continuing for a period of 2 years after the date that Employee’s employment with the Company ends for any reason.

(iv) “Person” means an individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization, other entity or group, or a governmental authority.

8. Intellectual Property Rights. Employee recognizes that Employee may, individually or jointly with others, discover, conceive, make, perfect or develop inventions, discoveries, new contributions, concepts, ideas, developments, processes, formulas, methods, compositions, techniques, articles, machines and improvements, and all original works of authorship and all related know-how, whether or not patentable, copyrightable or protectable as trade secrets for and on behalf of the Company pursuant to this Agreement (“Inventions”). Employee agrees that all such Inventions are the sole and exclusive property of the Company. EMPLOYEE AGREES THAT ANY PARTICIPATION BY EMPLOYEE IN THE DESIGN, DISCOVERY, CONCEPTION, PRODUCTION, PERFECTION, DEVELOPMENT OR IMPROVEMENT OF AN INVENTION IS WORK MADE FOR HIRE, AS DEFINED IN TITLE 17 OF THE UNITED STATES CODE, FOR THE SOLE AND EXCLUSIVE BENEFIT OF THE COMPANY AND EMPLOYEE HEREBY ASSIGNS TO THE COMPANY ALL OF EMPLOYEE’S RIGHTS IN AND TO SUCH INVENTIONS. Employee shall maintain adequate and current written records of all Inventions, which shall remain the property of the Company and be available to the Company at all times. At the Company’s request, Employee shall promptly sign and deliver all documents necessary to vest in the Company all right, title and interest in and to any Inventions. If the Company is unable, after reasonable effort, to secure Employee’s signature on any document needed to vest in the Company all right, title and interest in and to any Inventions, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution and enforcement of patents, copyrights or similar protections with the same legal force and effect as if executed by Employee.

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9. Confidentiality.

(a) Employee acknowledges and agrees that Employee shall treat all Confidential Information (as defined below) in a confidential manner, not use any Confidential Information for his own or a third party’s benefit and not communicate or disclose, orally or in writing, any Confidential Information to any person, either directly or indirectly, under any circumstances without the prior written consent of the Company. Employee further agrees that Employee shall not utilize or make available any Confidential Information, either directly or indirectly, in connection with his solicitation of employment or acceptance of employment with any third party. Employee further agrees that Employee will promptly return (or destroy if it cannot be returned) to Company all written or other tangible evidence of any Confidential Information and any memoranda with respect thereto which are in Employee’s possession or under his control upon Company’s request for the return of such items.

(b) For the purposes of this Agreement, the term “Confidential Information” shall include all proprietary information related to the Business, including, but not limited to, processes, ideas, techniques, Inventions, methods, products, services, research, purchasing, marketing, selling, customers, suppliers or trade secrets. All information which Employee has a reasonable basis to believe to be Confidential Information, or which Employee has a reasonable basis to believe the Company or any of its Affiliates treat as Confidential Information, shall be deemed to be Confidential Information. Notwithstanding the foregoing, information shall not be deemed to be Confidential Information if it is generally known and publicly available, without the fault of Employee and without the violation by any person of a duty of confidentiality or any other duty owed to any Protected Party.

(c) Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information or the making of statements, as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that such disclosure or statements will be limited to the extent and only in the instances Employee is so compelled and, subject to the requirements of applicable law, Employee agrees to give the Company prior written notice of Employee’s intent to so disclose such Confidential Information or make any such statements and to cooperate with the Company (at the Company’s sole cost and expense) in seeking confidentiality protections or resisting such compulsion as requested by the Company. Employee further understands and agrees that this Agreement does not prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal law or regulation and that Employee does not need the Company’s prior authorization to make any such reports or disclosures and is not required to notify the Company that Employee has made such reports or disclosures.

(d) Further, notwithstanding any other provision of this Agreement: (i) Employee is advised that an individual will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and (ii) if a person files a lawsuit for retaliation by the Company for reporting a suspected violation of law, that person may disclose the Company’s trade secrets to his or her attorney and use the trade secret information in the court proceeding if that person (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

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10. Enforceability; Remedies.

(a) Employee acknowledges and agrees that the covenants set forth in Section 7 through Section 9 above (collectively, the “Restrictive Covenants” and each a “Restrictive Covenant”) are reasonable and valid in temporal scope and in all other respects and are necessary to protect the legitimate interests of the Company and its Affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of Restrictive Covenant could result in irreparable injury to the Company. Employee further represents and acknowledges that (i) Employee has been advised by the Company to consult Employee’s own legal counsel in respect of this Agreement, and (ii) that Employee has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Employee’s counsel.

(b) The parties intend that the Restrictive Covenants shall be deemed to be a series of separate covenants, one for each and every political subdivision of each country, state, province and county, as applicable in the world. If any court determines that any Restrictive Covenant, or any portion thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not be affected and shall be given full force and effect, without regard to the invalid covenant or the invalid portion. If any court determines that any Restrictive Covenant, or any portion of any such covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce such duration or scope, as the case may be, and enforce such covenant or portion in such reduced form. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction in which Employee is alleged to have committed an act in violation of any of the covenants contained here. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants, or any portion thereof, unenforceable, it is the intention of the parties that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants as to breaches of such Restrictive Covenants in such other respective jurisdictions.

(c) In the event of a breach or attempted breach of any of the Restrictive Covenants, in addition to any and all legal and equitable remedies immediately available, such Restrictive Covenants may be enforced by a temporary and/or permanent injunction to secure the specific performance of such Restrictive Covenants, and to prevent a breach or contemplated breach of such Restrictive Covenants, without the need to post any bond or other security of any kind. Employee acknowledges and agrees that the remedy at law for a breach or threatened breach of any of the Restrictive Covenants would be inadequate. Employee acknowledges and agrees that the remedies provided for in this Agreement are cumulative and are intended to be and are in addition to any other remedies available to the Company, either at law or in equity. In addition, Employee agrees that, in the event of a breach of the Restrictive Covenants by Employee as determined pursuant to a final, non-appealable decision by a court of competent jurisdiction, he shall be liable, and shall reimburse the Company, for all fees, costs and expenses (including reasonable attorneys’ fees and other professional fees) arising out of or in any way related to the enforcement of such Restrictive Covenants. The Company agrees that in the event of a dispute or breach in which Employee prevails pursuant to a final, non-appealable decision by a court of competent jurisdiction, the Company shall be liable, and shall reimburse Employee, for all fees, costs and expenses (including reasonable attorneys’ fees and other professional fees) arising out of or in any way related to the enforcement of the Restrictive Covenants.

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11. Miscellaneous.

(a) The Employee is required, as a condition to the Employee’s employment with the Company, to sign the Company’s standard Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement in the form attached hereto as EXHIBIT A.

(b) The failure of any party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

(c) This Agreement has been executed in, and shall be construed and enforced in accordance with the laws of, the State of Michigan.

(d) Any legal proceeding arising out of or relating to this Agreement will be instituted in the United States District Court for the Eastern District of Michigan, or if that court does not have or will not accept jurisdiction, in any court of general jurisdiction in Oakland County, Michigan, and Employee and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

(e) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

(f) This Agreement, inclusive of the above recitals, sets forth the entire understanding and agreement of Employee and the Company with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, in respect thereof. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

(g) The rights and obligations of Company under this Agreement shall inure to the benefit of, and shall be binding on, Company and its successors and assigns. This Agreement is personal to Employee and he may not assign his obligations under this Agreement in any manner whatsoever and any purported assignment shall be void. The Company, however, may assign this Agreement in connection with a sale of all or substantially all of its equity interests or assets.

(h) The parties acknowledge that each of them has equally participated in the final wording of this Agreement. Accordingly, the parties agree that this Agreement shall be construed equally against each party and shall not be more harshly construed against a party by reason of the fact that a particular party’s counsel may have prepared this Agreement.

(i) The headings and captions used in this Agreement are for convenience of reference only and shall not be considered in interpreting this Agreement.

(j) This Agreement may be executed, including execution by electronic signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.

(k) Employee agrees that Employee will be subject to any compensation clawback or recoupment policies that may be applicable to Employee as an executive of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, whether or not approved before or after the effective date of this Agreement.

(l) The parties’ obligations as set forth in Sections 7 through 11 of this Agreement will survive and not be affected by (i) the termination of this Agreement or (ii) the termination of Employee’s employment.

[Signatures on next page]

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

EMPLOYEE:

/s/ John Payne
John Payne

ZIVO BIOSCIENCE, INC. (the “COMPANY”)

/s/ Keith Marchiando
By:	Keith Marchiando
Its:	Chief Financial Officer

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